Exhibit 23.2
CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
We have issued our report dated December 3, 2010, with respect to the consolidated financial statements of Intellitactics, Inc. and Subsidiary included in the Registration Statement and Prospectus of Trustwave Holdings, Inc. We consent to the use of the aforementioned report in the Registration Statement and Prospectus of Trustwave Holdings, Inc., and to the use of our name as it appears under the caption “Experts”.
/s/ Grant Thornton LLP
McLean, Virginia
July 12, 2011